UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):                               October 22, 2007
ABM Industries Incorporated

(Exact name of registrant as specified in its charter)

Delaware	1-8929	94-1369354

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

160 Pacific Avenue, Suite 222, San Francisco, California	94111

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code                           (415) 733-4000

Not Applicable

(Former name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[   ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 22, 2007, the Compensation Committee of the Board of Directors of ABM Industries Incorporated (the “Company”) adopted a severance program for senior executives of the Company (the “Severance Program”). The Severance Program will apply to certain senior executives who may be terminated without cause as cause is defined in employment agreements between the executive and the Company and call for payments that vary depending upon the position and tenure of the individual. James P. Lusk, Executive Vice President, James P. McClure, Executive Vice President & President, ABM Janitorial, and Steven Zaccagnini, Executive Vice President & President, ABM Facilities Services, are eligible for payments of 18 months base salary and target bonus, as well as payment of the Company’s portion of medical benefits for employees, and up to 18 months of outplacement services. Mr. Lusk will become Chief Financial Officer at the end of calendar year 2007. Henrik C. Slipsager, President & Chief Executive Officer, George B. Sundby, Executive Vice President & Chief Financial Officer, and Linda S. Auwers, Senior Vice President & General Counsel are not eligible for benefits under the Severance Program. The Committee expects that the Severance Program will provide consistency in the treatment of officers who are at similar levels in the organization, will protect the Company by requiring a release and post-employment non-competition restriction as a condition to a severance payment, help retain officers during periods of organizational change, and help in recruiting new executives.
On October 23, 2007, the Board of Directors adopted new forms of employment agreements for senior officers other than the Chief Executive Officer. Under the agreements, an officer will be compensated at a base salary set by the Company, be eligible for a bonus in accordance with the bonus incentive program, and be eligible to participate in the Company’s equity grant program. An officer will be subject to a number of restrictive covenants, including post-employment non-disclosure, post-employment non-solicitation of employees and customers, non-disparagement, and for an officer outside California post-employment non-competition restrictions.
An officer may terminate an agreement with 60 days written notice.
Officers other than direct reports to the Chief Executive Officer will be offered contracts without a specific term, which will eliminate the need for annual renewals and give the Company more flexibility to make staffing changes. The Company may terminate an agreement without a specific term of employment at any time. In the event an employee is terminated without a good faith determination of “cause” as defined in the agreement, the employee will be eligible for severance pay and other benefits in accordance with the ABM Severance Program in effect at the time of such termination.

An officer agreement with a two year term will be offered to Messrs. Lusk, McClure and Zaccagnini as well as the Chief Executive Officer’s other direct reports other than Mr. Sundby and Ms. Auwers. Messrs. Lusk, McClure and Zaccagnini will receive the same base salary and incentive compensation under these agreements as previously disclosed. Employment agreements that specify a two year period of employment will automatically renew for an additional term of one year unless the Company gives 60 days written notice of termination prior to the renewal date. For officers with a two-year term agreement, the Company may modify their employment by removing them from their positions and changing their employment status to part-time, for which they will receive the base compensation in effect at the time of modification for the remainder of the term but will not be eligible for bonus compensation. If the Company modifies an officer’s employment, and the compensation to be paid to the officer is less than the officer would be eligible for under the Company’s Severance Program, then the Company will offer the officer severance benefits in lieu of modified employment.
For officers other than Messrs. Lusk, McClure, and Zaccagnini, who have been extended change-in-control severance agreements, the employment agreements provide that any severance payments upon a change of control will be limited to amounts not subject to excise taxes as “excess parachute payments” under Section 162(m) of the Internal Revenue Service of 1986 as amended.
The new forms of agreements have not been offered to or executed by officers.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABM INDUSTRIES INCORPORATED
Dated: October 26, 2007	By:	/s/ Linda S. Auwers
Linda S. Auwers
Senior Vice President and General Counsel